SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On April 11, 2019, Parker H. "Pete" Petit ("Mr. Petit") issued a press release (the “Press Release”) to shareholders of MiMedx Group, Inc. (the "Company"). A copy of the Press Release is attached herewith as Exhibit 1. A copy of the Press Release, including various soliciting materials (the "Materials"), can be found on the website, MiMedxBoardProxy.com (the "Website"), which has also been made available through a link on the home page of Mr. Petit's personal website (the "Homepage"). Copies of the Materials posted to the Website and the Homepage are filed herewith as Exhibit 2 and Exhibit 3, respectively.

In addition, information regarding the Participants (as defined in Exhibit 4) in a shareholder notice of intent to nominate persons for election as directors at the upcoming annual meeting of shareholders of the Company is attached herewith as Exhibit 4.

Exhibit 1

Former CEO & Chairman "Pete" Petit Nominates
Two Highly Qualified Professionals and Shareholders
and Himself to the Board of MiMedx Group, Inc.

Mr. Petit compelled to submit nominations given the disappointing performance by the Board and management and lack of engagement with MiMedx's shareholders

Pete Petit, David Furstenberg and Shawn George would bring needed operational, financial and governance expertise to the Board

Marietta, GA – April 11, 2019 – Parker H. "Pete" Petit ("Mr. Petit") today announced that he has nominated David J. Furstenberg ("Mr. Furstenberg"), Shawn P. George ("Mr. George") and himself for election to the Board of Directors of MiMedx Group, Inc. ("MiMedx" or the "Company") (OTC: MDXG) at the Company's upcoming Annual Meeting of Shareholders expected to be held on June 17, 2019. Mr. Petit, together with Mr. George and Mr. Furstenberg, are the beneficial owners of 4.3% of the common stock of MiMedx.

Mr. Petit, the former Chairman of the Board and CEO from 2009 to 2018, said, "In my opinion, the current Board has done a major disservice to MiMedx's shareholders and there is no sign the Board has the ability, judgment or commitment to return MiMedx to its former growth and profitability as a NASDAQ listed company. Shareholders have been left in the dark while the Company's value has significantly dropped. I could no longer sit on the sidelines. Together with Shawn and David, we, if elected, will bring a wealth of experience working on and resolving expeditiously highly contentious and complicated matters. I believe that our slate of candidates will instill the much needed accountability and reason in the boardroom that MiMedx is now lacking, while supporting its valuable employees and expanding its best in class intellectual property patents."

For information about this campaign to bring much needed change to MiMedx's current Board and thoughts on how we will seek to restore the Company's lost value, please visit MiMedxBoardProxy.com.

Nominee bios:

•	Parker H. "Pete" Petit is the current President of the Petit Group and the former Chairman of the Board and Chief Executive Officer of MiMedx. During Pete's tenure as head of MiMedx, MiMedx grew from a start up to the 5th fastest growing public company in 2017 according to Fortune magazine. Prior to Pete's roles beginning in 2009 as Chairman and CEO of MiMedx, he was the Chairman and CEO of Matria Healthcare, Inc. (NASDAQ: MATR) from 1996 until it was sold in May 2008. Before then, Pete founded his own company, Healthdyne, Inc., in 1971 which grew to become three different public companies. Pete received his B.S. in Mechanical Engineering and his Master of Science degree in Engineering Mechanics from the Georgia Institute of Technology, and his M.B.A. in Finance from Georgia State University.
•	David J. Furstenberg is the former Director of Taxes at Pulte Home Corporation, a Fortune 500 publicly traded homebuilder, a position he held from 1997 until his retirement in 2016. In his position, David led the federal, state and international tax research and planning functions as well as advised and partnered with executive management and multiple departments on tax matters related to M&A and other strategic initiatives. David is a certified public accountant and attorney and a member of the Michigan Association of CPAs and the State Bar of Michigan. David received his J.D. from Wayne State University Law School and his B.A. in Accounting from Michigan State University.

•	Shawn P. George is a Partner at George & Lorensen, PLLC, a position he has held since the firm was founded in 1991. Shawn's practice has spanned over thirty-seven years and includes both plaintiff and defense side representation in complex civil litigation and commercial matters. Shawn serves regularly as a counsel and consultant to businesses on a variety of corporate issues, including multi-forum litigation and risk related management, as well as an arbitrator or meditator in complex, multi-party business or commercial transactions and disputes. Shawn is recognized as a West Virginia Super Lawyer. Shawn received his J.D. from Washington and Lee University School of Law and his B.A. in Government from Hamilton College.

Schulte Roth & Zabel LLP is providing legal counsel to Mr. Petit.

Media Contact:

Bob Dilenschneider

The Dilenschneider Group

212.922.0900

Legend

Parker H. "Pete" Petit, David J. Furstenberg, and Shawn P. George (collectively, the "Nominees" or the "Participants") intend to file with the SEC a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of MiMedx. All shareholders of MiMedx are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Mr. Petit with the SEC on April 11, 2019. This document is available free of charge from the sources indicated above.

Exhibit 2

MiMedx Board Proxy Contest

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Terms and Conditions

DISCLAIMER

You need to read to the bottom of these terms and conditions before you can continue.

I Agree

The current MiMedx Board has failed shareholders with disappointing performance, failure to ensure competent leadership and lack of engagement with MiMedx shareholders.

Former CEO and Chairman "Pete" Petit has felt compelled to launch a contest seeking changes on the Board to restore the former growth and profitability of MiMedx.

Pete Petit, Shawn George and David Furstenberg, if elected, would bring much needed operational, financial and governance expertise to the Board.

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MiMedx Board Proxy Contest

HOME NOMINEES SHAREHOLDER INFORMATION CONTACT

MiMedx Board Proxy Contest

The current MiMedx Board has failed shareholders with disappointing performance, failure to ensure competent leadership and lack of engagement with MiMedx shareholders.

Former CEO and Chairman "Pete" Petit has felt compelled to launch a contest seeking changes on the Board to restore the former growth and profitability of MiMedx.

Pete Petit, Shawn George and David Furstenberg, if elected, would bring much needed operational, financial and governance expertise to the Board.

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MiMedx Board Proxy Contest

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NOMINEES

In this section, you will see some background and information on our first three recommendations for Board positions for my slate of directors at the upcoming annual meeting. If there are more than three directors up for election at the upcoming annual meeting, you may see recommendations on additional Board members that we will nominate for the annual meeting.

Our proposed Board members all have specific experience and talent to bring to the MiMedx Board. I believe that the first three individuals —myself, Shawn George and David Furstenberg—are not only well qualified candidates but already understand the majority of the legal issues and accounting issues associated with the decisions that have been made by the current Board since June of 2018. The current Board has made numerous decisions, that, in my opinion, have been devastating to the Company.

The three individuals on this slate are all shareholders who have held their shares for an extended period of time. They are also very informed on the Company's activities, and will be very focused on having explanations provided to them, and where possible, to shareholders on why numerous decisions have been made. Hopefully, with their oversight and advice, some of these devastating decisions can be changed, and the Company's continual deterioration stopped.

Parker H. "Pete" Petit

David J. Furstenberg

Shawn P. George

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MiMedx Board Proxy Contest

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SHAREHOLDER INFORMATION

Press Releases

- 04-11-19 – Press Release (Announcing Nomination of Shareholders)

Articles

- 04-11-19 – Pete Petit's Letter to Shareholders

SEC Filings

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CONTACT

Media Contact:

Bob Dilenschneider
The Dilenschneider Group
(212) 922-0900

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I, along with Shawn George and David Furstenberg, have formed a group focused on replacing current Board members at the upcoming annual meeting of shareholders.

This website has been set up in order to communicate with MiMedx shareholders relative to the upcoming shareholders' meeting. I believe that the Company will be holding a shareholders' meeting on Monday, June 17th.

We will be placing information on this website routinely as this proxy contest develops. I believe the Company may also set up a website and communicate on these matters. I urge you to regularly come to this website, MiMedxBoardProxy.com, for updates on this proxy contest.

I intend to solicit proxies and send MiMedx shareholders a proxy statement in connection with the upcoming annual meeting. Please read my proxy materials. In addition, please notify your friends and relatives who own MiMedx stock that there is a proxy solicitation underway. It is very important that all shareholders' desires be fulfilled through this proxy process.

We sincerely hope you will help us develop interest in this vote, and we look forward to seeing as many of you as possible at the shareholders' meeting in Atlanta.

Sincerely yours,

"Pete" Petit
Former Chairman and CEO

 Exhibit 3

Exhibit 4

Parker H. Petit, David J. Furstenberg and Shawn P. George (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The “Participants” in this solicitation of proxies from shareholders of MiMedx Group, Inc. (the “Company”) in connection with the Company’s upcoming annual meeting of shareholders are: (i) Parker H. Petit ("Mr. Petit"), (ii) Shawn P. George ("Mr. George") and (iii) David J. Furstenberg ("Mr. Furstenberg").

Collectively, the Participants may be deemed to “beneficially own” (within the meaning of Rule 13d-3 or Rule 16a-1 under the Securities Exchange Act of 1934, as amended), an aggregate of 4,719,174 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), representing approximately 4.32% of the Company’s outstanding shares of Common Stock. The percentages contained herein are based upon 109,347,613 shares of Common Stock issued and outstanding as of December 31, 2017 as disclosed by the Company to Mr. Petit on or about February 6, 2018.

Of the 4,719,174 shares of Common Stock beneficially owned in the aggregate by the Participants: (a) 4,325,595 shares of Common Stock may be deemed to be beneficially owned by Mr. Petit, (b) 366,999 shares of Common Stock may be deemed to be beneficially owned by Mr. George and (c) 26,580 shares of Common Stock may be deemed to be beneficially owned by Mr. Furstenberg.

Each of the Participants expressly disclaims beneficial ownership of the shares of Common Stock held by the other Participants.